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                                                                    EXHIBIT 99.1



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                         COMMERCE & FINANCE LAW OFFICES
                714 Huapu International Plaza 19 Chaowai Avenue,
               Chaoyang District, Beijing, PRC; Postcode: 100020
    Tel: (8610) 65802255 Fax: (8610) 65802538, 65802678, 65802679, 65802203
      E-mail Address: beijing@tongshang.com Website: www.tongshang.com.cn

                                12 November, 2003

To:      Ctrip.com International, Ltd.
         3F, Building 63-64
         No. 421 Hong Cao Road
         Shanghai 200233, PRC


                           RE: SHARE PLEDGE AGREEMENT

Ladies and Gentlemen,

         We are lawyers qualified in the People's Republic of China ("PRC") and are qualified to issue an opinion on the laws of the PRC.

         We have acted as PRC counsel for Ctrip.com International, Ltd. (the "Company"), a company incorporated under the laws of the Cayman Islands, in relation to the Company's proposed initial public offering of American depositary shares ("ADSs") representing its ordinary shares and listing of ADSs on the NASDAQ. We have been requested to give this opinion on the legality and enforceability of the following Share Pledge Agreements:

         1. Share pledge agreements entered into by and between Individual Shareholders of Shanghai Ctrip Commerce Co., Ltd. ("Ctrip Commerce") and Ctrip Computer Technology ( Shanghai ) Co., Ltd. ("Ctrip Computer"). According to the agreements, the Shareholders of Ctrip Commerce have created pledge over their equity interest in Ctrip Commerce in favor of Ctrip Computer to guarantee the performance of Ctrip Commerce's obligation under the Exclusive Technology Consulting and Services Agreement entered into by and between Ctrip Commerce and Ctrip Computer. The equity pledge can be enforced by Ctrip Computer in the event of any breach or non-payment by the Ctrip Commerce.

         2. Share pledge agreements entered into by and between Individual Shareholders of Beijing Chenhao Xinye Air Ticketing Service Co., Ltd. ("Beijing Chen Hao") and Ctrip Computer. According to the agreements, the Shareholders of Beijing Chen Hao have created pledge over their equity interest in Beijing Chen Hao in favor of Ctrip Computer to guarantee the performance of Beijing Chen Hao's obligation under the


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                                                                    EXHIBIT 99.1


Exclusive Technical Consulting and Services Agreement entered into by and between Beijing Chen Hao and Ctrip Computer. The equity pledge can be enforced by Ctrip Computer in the event of any breach or non-payment by the Beijing Chen Hao.

         3. Share pledge agreements entered into by and between Individual Shareholders of Guangzhou Guangcheng Commercial Service Co., Ltd. ("Guangzhou Guang Cheng") and Ctrip Computer. According to the agreements, the Shareholders of Guangzhou Guang Cheng have created pledge over their equity interest in Guangzhou Guang Cheng in favor of Ctrip Computer to guarantee the performance of Guangzhou Guang Cheng' s obligation under the Exclusive Technology Services Agreement entered into by and between Guangzhou Guang Cheng and Ctrip Computer. The equity pledge can be enforced by Ctrip Computer in the event of any breach or non-payment by the Guangzhou Guang Cheng.

         4. Share pledge agreement entered into by and between Ctrip Commerce and Ctrip Computer. According to the agreement, Ctrip Commerce has created pledge over its equity interest in Shanghai Huacheng Southwest Travel Agency Co., Ltd. ("Shanghai Huacheng") in favor of Ctrip Computer to guarantee the performance of Shanghai Huacheng's obligation under the Exclusive Technical Consulting and Services Agreement entered into by and between Shanghai Huacheng and Ctrip Computer. The equity pledge can be enforced by Ctrip Computer in the event of any breach or non-payment by the Shanghai Huacheng.

         5. Share pledge agreement entered into by and between Mr. Fan Min and Ctrip Computer. According to the agreement, Mr. Fan Min has created pledge over his equity interest in Shanghai Cuiming International Travel Agency Co., Ltd. ("Shanghai Cuiming") in favor of Ctrip Computer to guarantee the performance of Shanghai Cuiming' s obligation under the Exclusive Technical Consulting and Services Agreement entered into by and between Shanghai Cuiming and Ctrip Computer. The equity pledge can be enforced by Ctrip Computer in the event of any breach or non-payment by the Shanghai Cuiming.

         Based on the provisions of the said equity pledge agreements and relevant laws and regulations, we are of the opinion that:

         1. Each of the share pledge agreements has been signed by the relevant parties and is valid and enforceable under the laws of the PRC;

         2. According to PRC Security Law, pledge can be created over the shares which are transferable. If the debtor fails to perform his obligation, the pledgee shall be entitled to priority in receiving payment by converting the pledged shares into value or proceeds from the auction or sale of such shares in accordance with the law and agreement;

         3. In the event that pledge is triggered, under the laws of the PRC the shares under the pledge can be converted into value or sold in order for the pledgee to be entitled to priority in receiving proceeds from the auction or sale of such shares.



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                                                                    EXHIBIT 99.1


Accordingly, when the pledge is enforced, the pledgee can (i) sell the shares and retain the proceeds form such sale, or (ii) require the pledgor to transfer the shares without consideration to the Chinese citizen(s) appointed by the pledgee. The Chinese citizen(s) receiving the shares will be required to enter into same kind of arrangement with the pledgee and Company.

         This opinion relates to the laws of the PRC (other than the laws of the Hong Kong Special Administrative Region) in effect on the date hereof.


         We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the above-mentioned Registration Statement and to the reference to our name under the headings "Risk Factors," "Enforceability of Civil Liabilities," "Chinese Government Regulations" and "Related Party Transactions" in the prospectus included in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.


                                                  Yours faithfully,



                                                  Commerce & Finance Law Offices





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